UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

SEQUENTIAL BRANDS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37656	47-4452789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 West 26th Street

New York, New York 10001

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant's telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

Appointment of New Chief Executive Officer

On March 16, 2017, the Board of Directors (the “Board”) of Sequential Brands Group, Inc. (the “Company”) appointed Ms. Karen Murray, 60, to the position of Chief Executive Officer and director effective April 3, 2017. Prior to joining Sequential, Ms. Murray was the President of VF Sportswear, a wholly owned subsidiary of VF Corporation, one of the world’s largest apparel makers. At VF Sportswear, Ms. Murray oversaw the $1.2 billion global brand, Nautica, as well as Kipling. She joined VF Sportswear in 2007 as President of its Nautica Men's Sportswear and Nautica Jeans Company businesses and the following year, she was appointed President of VF Sportswear. Ms. Murray began her career at Gant, where she remained for nine years before transitioning to Liz Claiborne. She assumed many different roles throughout her tenure at Claiborne, including President from 1998 to 2007.

Predecessor Chief Executive Officer

Ms. Murray will succeed Mr. Yehuda Shmidman, who ceased to be Chief Executive Officer and director on March 16, 2017. In accordance with Mr. Shmidman’s employment agreement, effective March 16, 2017, Mr. Shmidman became entitled to receive, among other things, (i) an amount equal to 2.0 times the sum of (x) his Base Salary of $600,000 and (y) the greater of (i) his actual Annual Bonus for 2016 or (ii) 150% of his Base Salary and (ii) any benefits to which Mr. Shmidman may be entitled under employee benefit plans. In addition, the unvested portions of Mr. Shmidman’s restricted stock awards and restricted stock units granted in 2015, representing 266,667 shares of common stock, accelerated and became fully vested on March 16, 2017. Mr. Shmidman has agreed to act as a consultant to the Company through March 31, 2017, for which he will receive an amount equal to his base salary for the period from March 16, 2017 through March 31, 2017. As a condition to payment of such amounts, Mr. Shmidman executed a release of claims against the Company and its affiliates substantially in the form attached to his employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Gary Klein
Name: Title:	Gary Klein Chief Financial Officer

Dated: March 22, 2017